PRESS RELEASE
For Immediate Release

For Information Contact:	April 19, 2007
Steve Crowder 417-879-3326
s.crowder@decorize.com
g.ball@decorize.com
www.decorize.com

Decorize, Inc. Plans Move from AMEX to OTCBB

Springfield, MO., April 19, 2007: (AMEX: DCZ)— Decorize, Inc., a recognized leader in the home accents industry, announced today that it received notice from the American Stock Exchange on April 12 indicating that [AMEX intends to file a delisting application with the Securities and Exchange Commission in order to remove Decorize’s common stock from the exchange, because the Company is not in compliance with the continued listing standards outlined in Section 1003(a)(i), Section 1003(a)(ii) and Section 1003 (f)(iv) of the AMEX’s Company Guide. According to its letter, the conclusions by AMEX are based upon Decorize failing to regain compliance with the $2,000,000 minimum stockholder equity requirements in Section 1003(a)(i) by March 29, 2007, as required under a plan of compliance submitted by Decorize in response to a prior notice from AMEX in December 2005. In addition, the Company failed to maintain stockholders’ equity in excess of $4,000,000 after it had sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years, as required by Section 1003(a)(ii), and it has not paid any listing fees for 2007. As result of the notice, the Company expects to be removed from the American Stock Exchange listings no later than April 27, 2007.

Prior to receiving the AMEX notice, Decorize has been in the process of applying to be listed on the Over the Counter Bulletin Board (OTCBB). The Decorize Board of Directors has determined that the Bulletin Board would provide sufficient liquidity for its shareholders and that the Company would obtain savings from not having to pay significant AMEX listing fees. As a result of the AMEX notice, Decorize is attempting to accelerate the process of moving to the OTCBB, but it expects that this process will not be completed prior to the suspension of trading on AMEX. The Company will continue to file reports as required by the Securities Exchange Act of 1934 with the Securities Exchange Commission.

“Decorize has recently achieved profitability, is generating positive cash flow, and our year-to-date financial results clearly illustrate the tremendous progress we have made,” said Chief Executive Officer Steve Crowder. “We do not believe that it would be in the best interest of our shareholders to raise equity just to meet the AMEX requirement. Our most recent equity raise has provided the company with capital to expand production capacity to meet the 70% growth the company is currently experiencing. We are committed to a long-term goal of $50,000,000 in annual sales and will review the listing requirements on the various exchanges at that time”, Crowder continued. “We are committed to continuing to create value for our shareholders.”

About Decorize, Inc.

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as, Broyhill Furniture Industries, Klaussner Furniture Industries, Bombay Company, Wal-Mart, Stein Mart Inc, May/Federated Stores, Neiman Marcus, Rooms To Go, and Anthropologie.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize products, increased levels of competition for the company, new products and technological changes, Decorize dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

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